Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto
Vice President and
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

FIRST QUARTER RESULTS

BURLINGTON, NEW JERSEY – August 13, 2009 – Franklin Electronic Publishers, Inc. (NYSE AMEX Equities US:FEP), a world leader in electronic handheld information, today reported a net income of $123,000 or $0.01 per share for the fiscal 2010 first quarter ended June 30, 2009 up from a net loss of $1,163,000 or $0.14 per share in the same quarter last year. Sales in the current period declined 11% to $10,620,000 from $11,993,000 in the prior year.

The decline in sales was primarily from the Company’s North American and European operations, with North America posting the biggest decline. Ongoing pressure from the depressed global economic climate continues to negatively impact global retail sell through. Total gross margin as a percentage of sales increased one percentage point to 50% from 49% reported in the same period last year. The Company’s total operating costs and expenses decreased $1,453,000 or 22% percent, benefiting from the cost cutting initiatives implemented during fiscal year 2009. Operating income increased to $181,000 compared to an operating loss of $707,000 during the same period last year.

Barry Lipsky, Franklin’s president and chief executive officer, stated “Although overall economic growth prospects remain fragile, I am encouraged that our cost cutting initiatives in fiscal 2009 have supported our move back into profitability during our fiscal first quarter. We continue to manage those factors that are within our control to ensure we remain competitively positioned to weather these challenging economic times. While we are starting to see some signs of stability returning to our domestic market, we remain concerned that the European sectors will continue to see weakness in the months ahead. We are focused on continuing to implement our strategic initiatives that will drive revenues and better position the Company when economic conditions improve, recognizing that cost savings are not going to be the source of future earnings growth.”

About Franklin

Franklin Electronic Publishers Incorporated (NYSE AMEX Equities US:FEP) is a world leader in electronic handheld information, having sold approximately 41,000,000 electronic books. Current titles available directly or through partners number more than 116,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO® branded reference products in Oceania and the European Community. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO® is a registered trademark of SEIKO Corporation.

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Franklin’s filings with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Three Months Ended June 30,
	2009	2008
Sales	$10,620	$11,993

Gross Margin	5,299	5,864

Pre Tax Income (Loss)	172	(1,112)

Net Income (Loss)	123	(1,163)

Income (Loss) Per Common Share

Basic	$0.01	$(0.14)

Diluted	$0.01	$(0.14)

Weighted Average Common Shares

Basic	8,274	8,270

Diluted	8,364	8,380